CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Franklin Capital Growth Fund on Form N-14 of our report dated August 8, 2002, on our audit of the financial statements and financial highlights of Franklin Capital Growth Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 2002, and our report dated June 10, 2002, on our audit of the financial statements and financial highlights of Franklin Strategic Series, which report is included in the Annual Report to Shareholders for the year ended April 30, 2002, which are also incorporated by reference in the Registration Statement. We also consent to the references to our firm in such Registration Statement.


                                   /s/PricewaterhouseCoopers LLP
San Francisco, California
February 18, 2003